EXHIBIT 10.1

               SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

    This Second Amendment (the "Amendment") is made as of this 11th day of May, 2009, between CalAmp Corp. (the "Company") and Richard Gold
("Executive").

                                 RECITALS:

      A. The Company and Executive are parties to that certain Employment Agreement dated as of March 4, 2008 (the "Employment Agreement") pursuant to which Executive is employed by the Company.

      B. The Company and Executive desire to amend the terms of the Employment Agreement as set forth herein.

      NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the parties hereto agree as follows, in each case, effective as of May 11, 2009:

1. The first sentence of Section 2(a) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

"Salary. Executive shall receive for services to be rendered hereunder a salary at the rate of Thirty-One Thousand Six Hundred Sixty-Six Dollars and Sixty-Seven Cents ($31,666.67) per month payable at least as frequently as monthly and subject to payroll deductions as may be necessary or customary in respect of the Company's salaried employees (the "Base Salary")."

2. Section 3 of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

"Executive shall be eligible to participate in the Company's employee bonus program in accordance with the terms of such program (as it may exist from time to time) and in the discretion of the committee administering such program."

3. The last sentence of Section 6(d)(i) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

"Following March 4, 2010, the number of months for which the Salary
Continuation
Benefit shall be paid shall be decreased by one month for each month of service after March 4, 2010 until Executive has completed 36 months of employment at the Company; provided, that in no event shall Executive be paid less than 12 months of his then Base Salary."

4. The first sentence of Section 6(e) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

"Termination Following a Change of Control. If, within the 12-month period following a Change of Control (as defined below), the Company terminates Executive's employment for other than Cause or disability or Executive terminates his employment for Good Reason (as defined below), then (i) seventy five percent (75%) of Executive's then unvested equity awards granted under the Company's stock incentive plans after the Executive became an employee of the Company shall become vested and (ii) the Executive shall be entitled to the termination payments described in Section 6(d)(i)."

      IN WITNESS WHEREOF, the parties above have executed this Amendment as of the day and year first written above.

EXECUTIVE:                        COMPANY:

/s/ Richard Gold                 /s/ Frank Perna
----------------                  ---------------
Richard Gold                     By: Frank Perna
                                 Title:   Chairman of the Board, CalAmp Corp.